Exhibit 13 (a)

Certification

Pursuant section 1350, chapter 63 of title 18 of the United States Code, the undersigned officer of Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands (the “Company”), hereby certifies, to such officer’s knowledge, that: The Annual Report on Form 20-F for the year ended December 31, 2002 (the “Report”) of the Company fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 12, 2003	/s/ G.J. Kleisterlee
	Name:	G.J. Kleisterlee
	Title:	President, Chairman of the Board of Management and the Group Management Committee

The foregoing certification is being furnished solely pursuant to section 1350, chapter 63 of title 18 of the United States Code and is not being filed as part of the Report or as a separate disclosure document.

Certification

Pursuant to section 1350, chapter 63 of title 18 of the United States Code, the undersigned officer of Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands (the “Company”), hereby certifies, to such officer’s knowledge, that: The Annual Report on Form 20-F for the year ended December 31, 2002 (the “Report”) of the Company fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 12, 2003	/s/ J.H.M. Hommen
	Name:	J.H.M. Hommen
	Title:	Vice-Chairman of the Board of Management and the Group Management Committee and Chief Financial Officer

The foregoing certification is being furnished solely pursuant to section 1350, chapter 63 of title 18 of the United States Code and is not being filed as part of the Report or as a separate disclosure document.